CENTURYLINK
EXECUTIVE SEVERANCE PLAN
AS AMENDED AND RESTATED
EFFECTIVE JULY 1, 2014

TABLE OF CONTENTS

		Page
ARTICLE I	PURPOSE OF PLAN	1
ARTICLE II	DEFINITIONS	1
ARTICLE III	ELIGIBILITY FOR BENEFITS	9
ARTICLE IV	DETERMINATION OF SEVERANCE BENEFITS	10
ARTICLE V	TIMING AND METHOD OF PAYMENT AND LIMITATION ON BENEFITS	13
ARTICLE VI	RESTRICTIVE COVENANTS	16
ARTICLE VII	PLAN ADMINISTRATOR	19
ARTICLE VIII	AMENDMENT, SUSPENSION AND TERMINATION	22
ARTICLE IX	CLAIMS PROCEDURES	22
ARTICLE X	MISCELLANEOUS	24
EXHIBIT A	FORM OF RELEASE AGREEMENT	1
EXHIBIT B	ARBITRATION PROVISION	1

ARTICLE I
PURPOSE OF PLAN
Section 1.01 Purpose of the Plan. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of section 3(2) of ERISA. Rather, the Plan is intended to be a “welfare benefit plan” within the meaning of section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at 29 CFR § 2510.3-2(b). No employee contributions are required or permitted. Accordingly, no employee has or shall have a vested right to such benefits.
Section 1.02 Application of the Plan. The Plan shall generally be applicable to an Involuntary Termination or Good Reason Resignation, as defined herein. This Plan supersedes any other plan, policy, program, or arrangement providing an Eligible Employee with severance or related benefits, with the exception of (i) any vested benefits under another severance or change of control plan, policy, or arrangement which became effective prior to the Effective Date, and (ii) any contract between CenturyLink (including its predecessors) and an Eligible Employee concerning the provision of severance benefits following a termination of employment. Accordingly, the Plan applies to all Eligible Employees terminated due to an Involuntary Termination with a Termination Date on or after July 1, 2014. Notwithstanding any other provision hereof, there is intended to be no duplication of severance benefits to an Eligible Employee. As such, if an Eligible Employee has any vested rights under another severance or change of control plan, policy, arrangement or contract for severance benefits following termination of employment, this Plan shall not apply to such Eligible Employee with respect to such termination.

Section 1.03 Gender and Number. Whenever used herein, the masculine pronoun shall include the feminine and the singular shall encompass the plural.

ARTICLE II
DEFINITIONS
“Base Salary” means the Eligible Employee’s annual rate of base pay, as reflected in the Company’s payroll or personnel files, in effect on a specified date.
“Board” means the Board of Directors of CenturyLink, Inc., or any successor thereto, or its delegate, including but not limited to, a committee thereof specifically designated for purposes of making determinations hereunder.
“Cause” means an Eligible Employee’s (i) failure to substantially perform his duties, (ii) failure to substantially achieve the objectives of his position, (iii) failure to substantially comply with supervisor directives, (iv) conduct that violates the Company’s ethics and compliance program, including its Code of Conduct, (v) conduct that is injurious to the Company’s reputation, customer relationships, employees or finances, (vi) act(s) that, if proven in a court of law, would constitute a felony crime, (vii) act(s) of dishonesty, fraud or moral turpitude, or (viii) violation of any of the restrictive covenants found in Article VI. The Plan Administrator, in its sole discretion, shall determine whether the elements of Cause have been met, including whether the facts and circumstances indicate that the Employee’s actions constitute a violation of the Company’s ethics and compliance program and/or are injurious to the Company.
“CEO” means the Executive Officer who is designated by the Board as the Chief Executive Officer of the Company.

“Change in Control” means any of the following events:
(a)     the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in sections 3(a)(9), 13(d), and 14(d) of the Exchange Act and the rules thereunder, including Rule 13d-5(b)) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (‘voting securities”) of the Company that represent 30% or more of the combined voting power of the Company’s then outstanding voting securities, other than:
(i)     an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or
(ii)     an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company of at least 50% of the voting power of the Company’s then outstanding securities in substantially the same proportions as their ownership of stock of the Company, or
(iii)     an acquisition of voting securities pursuant to a transaction described in subsection (c) below that would not be a Change in Control under subsection (c) below;
(b)     a change in the composition of the Board that causes less than a majority of the directors of the Company to be directors that meet one or more of the following descriptions:
(i)     a director who has been a director of the Company for a continuous period of at last 24 months (or, if less, since the date the shares of Company common stock were listed on the New York Stock Exchange) or,
(ii)     a director whose election or nomination as a director was approved by a vote of at least two-thirds of the then directors described in subsections 2.04(b)(i), (ii) or (iii) by prior nomination or election, but excluding, for the purpose of this subsection (ii), any director whose initial assumption to office occurred as a result of an actual or threatened (y) election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or group other than the Board or (z) tender offer, merger, sale of substantially all of the Company’s assets, consolidation, reorganization or business combination that would be a Change in Control under subsection (c) below on consummation thereof, or
(iii)     who were serving on the Board as result of the consummation of a transaction described in subsection (c) below that would not be a Change in Control under subsection (c) below;
(c)     the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of
(i)     a consolidation, merger, reorganization or business combination or
(ii)     a sale or disposition of all or substantially all of the Company’s assets or
(iii)     the acquisition of assets or stock of another entity,
in each case, other than in a transaction, (x) that results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction and (y) after which more than 50% of the members of the Board of the Successor Entity were members of the Board at the time of the Board’s approval of the transaction or other action of the Board approving the transaction (or whose election or nomination was approved by a vote of at least two-thirds of the members who were members of the Board at that time), and (z) after which no person or group beneficially owns voting securities representing 30% or more of the combined voting power of the Successor Entity; provided, however, no person or group shall be treated for purposes of this subsection (z) as beneficially owning 30% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company before the consummation of the transaction; or
(d)     a liquidation or dissolution of the Company other than in connection with a transaction described in subsection (c) above that would not be a Change in Control thereunder.
“CIC Termination” means an Eligible Employee’s Involuntary Termination within one year after the date of a Change in Control or Good Reason Resignation.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as codified in section 4980B of the Code, and Part 6 of Title I of ERISA and as amended by subsequent legislation.
“Code” means the Internal Revenue Code of 1986, as amended, and regulations thereunder.
“Company” means CenturyLink, Inc. and, solely CenturyLink, Inc’s U.S.-based affiliates and subsidiaries, as well as any predecessor (specifically including but not limited to U.S.-based affiliates and subsidiaries of EMBARQ Corporation, Qwest Communications International, Inc. and Savvis, Inc.) that are Participating Companies as defined in the Plan and on Exhibit C.
“Comparable Position” means a position offered in connection with a reduction in headcount, an outsourcing to a vendor, a merger of distinct business groups or companies or a change in company ownership as a result of a merger or acquisition that (i) is within a driving distance of 50 miles of the Participant’s current work location and (ii) has a Total Targeted Compensation (Base Salary plus target short term incentive or sales incentive opportunity) of at least 90% of the Participant’s current Total Targeted Compensation. A job at job grades M5 and below (or their equivalent) is not a “Comparable Position.”
“Competitive Employment” means the direct or indirect performance of duties or responsibilities (whether paid or unpaid and whether as a consultant, employee or otherwise) for a Competitor, including, without limitation, the ownership of any interest in, the provision of any financing, management or advisory services to, any connection with or being a principal, partner or agent of, any Competitor; provided that the Eligible Employee may passively own less than 1% of the outstanding shares of any Competitor.
“Competitor” means any person, firm, company, corporation or other entity, that markets, sells, resells or otherwise engages in the business of selling to any business or government customer any product or service that is competitive, in any territory or location where the Company does business, with any of the following services, which may be changed from time to time and over time: local exchange telephone service (including services provided by wireless and cable providers), E-911 service, long distance services, dial-up and high-speed Internet access, security monitoring and related services, video delivery, web development, web hosting, high speed data services, wireless communications, IPTV and other video services (including satellite or cable television services), data hosting, cloud computing, any other product or service provided to customers of the Company which the Employee sold or supported, and any other products and services ancillary or related thereto. The burden is on the Eligible Employee to demonstrate that such person is not a Competitor.
“Effective Date” means July 1, 2014. Accordingly, the Plan applies to all Eligible Employees of a Participating Company who are terminated due to an Involuntary Termination with a Termination Date on or after July 1, 2014.
“Eligible Employee” means an Employee who holds, as of his Termination Date, a job in grades M6 or above or E1 or above, or equivalent grades if a different job grading system is used, as reflected in the Company’s personnel records. An otherwise “Eligible Employee” is not eligible for: (a) benefits under this Plan relating to a Non-CiC Termination, including Sections 4.01 and 4.03 (“Non-CiC Severance Benefits”), if he has signed and not revoked a binding contract with CenturyLink (including its predecessors) concerning the provision of benefits similar to Non-CiC Severance Benefits to that Employee following a termination of employment and (b) benefits under this Plan relating to a CiC Termination, including Sections 4.02 and 4.03 (“CiC Severance Benefits”), if he has signed and not revoked a binding contract with CenturyLink (including its predecessors) concerning the provision of benefits similar to CiC Severance Benefits to that Employee following a termination of employment. If there is any question as to whether an Employee is an Eligible Employee for purposes of the Plan, the Administrator shall make the determination. “Eligible Employee” also excludes an Employee who signed a waiver of his rights under this Plan subsequent to the Effective Date. Additionally, an Employee is not an “Eligible Employee” if:
(1)     he is covered by the provisions of a collective bargaining agreement which address the same issues as this Plan, in which case the collective bargaining agreement will prevail and this Plan shall not apply;
(2)     he is covered by the provisions of the CenturyLink Reduction In Force Policy or an individual employee agreement which address the same issues as this Plan, in which case the CenturyLink Reduction In Force Plan or such individual agreement will prevail and this Plan shall not apply;
(3)     the provisions of any other reduction in force or severance plan or policy apply to any group of employees of the Company (such as employees who join the Company via merger or acquisition who are covered by a reduction in force or severance plan or policy that remains in effect after the acquisition; employees of a particular subsidiary or division; or employees at a particular location), in which case the terms of such plan or policy shall apply and this Plan shall not apply;
(4)     he is a Temporary Employee, which term is defined to mean all employees of a Participating Company who are hired to perform an assignment which is not intended to be ongoing and which is intended to have a specified end date (by reference to a calendar end date or a project end date) and/or who are classified on the payroll and/or HR systems as “temporary;”
(5)     his employment with the Company is Terminated voluntarily, such as by resignation (whether or not the employee claims a constructive discharge or forced resignation) or retirement (whether or not such voluntary Termination may have been influenced by pending or threatened layoffs), or Terminated involuntarily due to attendance (other than absences that are protected by applicable law), job performance or misconduct, including but not limited to violation of the Code of Conduct or other CenturyLink policies;
(6)     he is offered a Comparable Position or he is offered and accepts a position with CenturyLink, a vendor to which CenturyLink outsourced the employee’s work, or any successor to CenturyLink and such position is not a Comparable Position;

(7)     he is not classified in CenturyLink’s payroll and/or HR systems as an “employee,” regardless of whether such person is determined by any court, governmental agency or other entity to be an employee under any federal, state or local law, regulation or rule;
(8)     he is employed by a non-U.S. subsidiary or affiliate, or he/she has been transferred from a non-U.S. subsidiary or affiliate to U.S. subsidiary or affiliate for a finite period of time pursuant to a letter of assignment; or
(9)     he is not employed by a Participating Company, or the participation of the Participating Company is limited by the Plan such that the employee is not eligible; or
(10)     he is considered classified on the payroll and/or HR systems as a CenturyLink Government Services Modified Benefits employee.
“Employee” means an individual employed by a Participating Company within the United States as an employee, and excludes any person working for the Company through a temporary service or on a leased basis or who is hired by the Company as an independent contractor, consultant, or otherwise, and excludes a person who is not an employee, or not treated as such, for purposes of withholding federal employment taxes, as evidenced by payroll records or a written agreement with the individual, regardless of any contrary governmental or judicial determination or holding relating to such status or tax withholding.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder.
“Executive Officer” means an Eligible Employee who is (i) a Vice-President, including Senior Vice-President and Executive Vice-President, reporting directly to the CEO, (ii) an Officer, other than the CEO, designated on an annual or other periodic basis as a Section 16 Officer of the Company, or (iii) an Officer, other than the CEO, designated by the Compensation Committee of the Board as a Senior Officer (as such term is defined in the Compensation Committee's charter).

“Good Reason Resignation” means an Eligible Employee’s written resignation within 30 days of the notification to the Employee of any of the following events (each a “Trigger Event”) related to a Change in Control:
(a)    a reduction of more than 10% in the Eligible Employee’s Base Salary in effect immediately prior to the Change in Control.
(b)     a demotion that results in both (i) the movement of an Eligible Employee from one job level to a lower job level (that is, Senior Vice-President to Vice-President or below, Vice-President to Director or below, or Director to Manager or below) and (ii) a material reduction or diminution of authority, duties, responsibilities, and/or budget or fiscal authority. “Demotion” excludes any move from one job to another initiated by the Employee.
(c)    relocation of the Eligible Employee’s principal work location to a location more than 50 miles from the work location immediately prior to the Change in Control.
In order to constitute a Good Reason Resignation, one of the above three Trigger Events must occur within one year following a Change in Control.
Notwithstanding the foregoing, the written resignation shall not constitute a “Good Reason Resignation” if the Company fully corrects the circumstances giving rise to the Good Reason Resignation within 30 days following receipt of written notice from the Eligible Employee (the “30-day Cure Period”). If the Company does not fully correct the circumstances that gave rise to the Good Reason Resignation within the 30-day Cure Period, the Eligible Employee’s employment shall be deemed to be a Good Reason Resignation and to have Terminated no later than two years following the expiration of the 30-day Cure Period or the Company’s notice that it does not intend to cure, whichever is earlier.
“Involuntary Termination” means a Termination of the Eligible Employee’s employment, initiated by the Company for any reason other than Cause, Permanent Disability or death.
“Non-CIC Termination” means an Eligible Employee’s Involuntary Termination of employment prior to a Change in Control.
“Non-Compete Period” means the one year (12 consecutive months, not necessarily a calendar year) time period immediately following Termination Date. If the Participant does not receive some or all of his severance pay due to the provisions of Section 3.01(b) (Conditions), or Section 4.04 (Voluntary Resignation, Termination for Death or Permanent Disability) or Section 4.05 (Termination for Cause), then the Non-Compete Period shall be reduced in direct proportion to the reduction of the Severance Period.
“Participant” means an Eligible Employee entitled to Severance Benefits.
“Participating Company” means any divisions, subsidiaries or affiliates of the Company that participate in the Plan on or after the Effective Date of this restatement of the Plan and as listed, or as may be restricted, on Exhibit C. The CenturyLink Plan Design Committee or the Vice President of Human Resources with responsibility for benefits, or their respective designee, have the authority to amend Exhibit C at any time and from time to time, including but not limited to, adding or restricting participation of an entity as a Participating Company as such participation is approved by the CenturyLink Plan Design Committee.
“Permanent Disability” means that an Eligible Employee has a permanent and total incapacity from engaging in any employment for the Company for physical or mental reasons. A “Permanent Disability” shall be deemed to exist if the Eligible Employee is judged to satisfy the requirements for disability benefits under the Company’s long-term disability plan.
“Plan” means the CenturyLink Executive Severance Plan, as set forth herein and as it may be amended from time to time.
“Plan Administrator” is the CenturyLink Employee Benefits Committee as delegated by the Board of Directors to administer the terms of the Plan. In the event any member of the Employee Benefits Committee is entitled to Severance Benefits under the Plan or makes a claim for benefits under the Plan, the remaining members of the Employee Benefits Committee shall act as the Plan Administrator for purposes of administering the terms of the Plan with respect to such employee. The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).
“Release” means the Confidential Separation Agreement and Release in Full of All Claims, substantially in the form attached hereto as Exhibit A, as the same may be amended from time to time in the sole discretion of the Company.
“Service” means the total number of completed years the Eligible Employee was an Employee of the Company, as reflected in the Company’s payroll and human resources records pursuant to the provisions of the CenturyLink Service Bridging Policy. Any period of employment with the Company, a Subsidiary, or a predecessor Company for which an Eligible Employee previously received Severance Benefits from the Company, shall be excluded from Service and, thus, not included in calculating any Severance Benefit, except to the extent the Eligible Employee repaid CenturyLink the Severance Benefits relating to such Service pursuant to Section 4.07.
“Severance Benefit” means the severance pay amounts and benefits that a Participant is eligible to receive pursuant to Article IV of the Plan based on the Eligible Employee’s Service.
“Severance Period” means the number of weeks for which an Eligible Employee is entitled to receive Severance Benefits pursuant to Article IV of the Plan based on the Eligible Employee’s Service.
“Specified Employee” means, subject to section 409A(2)(B)(i) of the Code and Treasury Regulations issued thereunder, (i) an Employee who is an officer of the Company or its Subsidiaries and having annual compensation (within the meaning of section 414(q)(4) of the Code) greater than $165,000 (for 2012, as it may be adjusted for inflation as described in section 416(i) of the Code), provided the number of such officers who are considered Specified Employees shall be limited to 50 employees as described in section 416(i) of the Code, (ii) a five‑percent owner of the Company and its Subsidiaries, or (iii) a one‑percent owner of the Company and its Subsidiaries who has annual compensation from the Company and its Subsidiaries greater than $150,000. For purposes of determining who are Specified Employees, all Employees of the Company and its Subsidiaries, including employees who are nonresident aliens, shall be considered. The Plan Administrator, or its duly-appointed designee, shall determine the Specified Employees each year in accordance with section 416(i) of the Code, the “specified employee” requirements of section 409A of the Code, and applicable regulations. Specified Employees shall be identified as of December 31 of each year with respect to the 12-month period beginning on the next following April 1.
“Subsidiary” means (a) a U.S.-based subsidiary of the Company (wherever incorporated, including but not limited to any subsidiary of EMBARQ Corporation, Qwest Communications International, Inc. and Savvis), (b) any separately organized business unit, whether or not incorporated, of the Company, (c) any U.S.-based Company that is required to be aggregated with the Company pursuant to section 414 of the Code and regulations issued thereunder, and (iv) notwithstanding anything to the contrary herein, , in order for employees a Subsidiary to be considered as eligible for benefits under the Plan, such Subsidiary must be listed as a Participating Company on Exhibit C..
“Termination” or “Terminated” means a separation from service with the Company as defined in Treasury Regulation § 1.409A-1(h).
“Termination Date” means the date on which the active employment of the Eligible Employee by the Participating Company is severed, whether by reason of an Involuntary Termination, Voluntary Resignation, Good Reason Resignation or Termination for Cause.
“Total Targeted Cash Compensation” means the Eligible Employee’s annual rate of Base Salary in effect on a specified date plus the targeted annual incentive opportunity under either the short-term incentive compensation program or the sales incentive compensation program, as applicable, on that same date.
“Voluntary Resignation” means any retirement or Termination that is not initiated by the Company other than a Good Reason Resignation.
“Year of Service” means each completed full year of Service.

ARTICLE III
ELIGIBILITY FOR BENEFITS
Section 3.01 Conditions.
(a)     Eligibility for and receipt of any Severance Benefits under the Plan are expressly conditioned on the Eligible Employee’s (i) execution of a Release in connection with his termination of employment with the Company; (ii) compliance with all the terms and conditions of such Release; (iii) compliance with all the terms and conditions of the restrictive covenants set forth in Article VI; (iv) execution of a written agreement that authorizes the deduction of amounts owed to the Company prior to the payment of any Severance Benefit (or in accordance with any other schedule as the Plan Administrator may determine to be appropriate); provided that, to the extent applicable, any such deduction shall be made in compliance with section 409A of the Code; and (v) acknowledgement that all decisions and determinations of the Plan Administrator shall be final and binding on the Eligible Employee, his beneficiaries and any other person having or claiming an interest under the Plan on his behalf.
(b)     If the Plan Administrator determines that the Eligible Employee has not fully complied with any of the terms of the Plan or the Release, the Plan Administrator, acting on behalf of the Company, may deny Severance Benefits not yet paid or discontinue the payment of the Eligible Employee’s Severance Benefits and may require the Eligible Employee to repay any portion of any Severance Benefits already received under the Plan, by providing written notice of such repayment obligation to the Eligible Employee. If the Plan Administrator notifies a Participant that repayment of all or any portion of the Severance Benefits received under the Plan is required, such amounts shall be repaid within 30 calendar days of the date the written notice is sent. Any remedy under this subsection (b) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may have.
ARTICLE IV
DETERMINATION OF SEVERANCE BENEFITS
Section 4.01 Severance Benefits - Non-CIC Termination. Each Participant who incurs an Involuntary Termination, other than a CIC Termination, shall, subject to the conditions of the Plan, receive the Severance Benefits as provided in this Section. The Severance Benefits described in this Section shall be paid in accordance with Article V.

Tier Title	Severance Period
Director at M6 or M7	6 weeks of Total Targeted Cash Compensation plus an additional 2 weeks of same for each Year of Service up to a maximum of 52 weeks, but in no event less than 26 weeks.
Vice-President at E1 or above, other than Executive Officers	6 weeks of Total Targeted Cash Compensation plus an additional 2 weeks of same for each Year of Service up to a maximum of 52 weeks, but in no event less than 39 weeks.
Executive Officers	52 weeks of Total Targeted Cash Compensation
CEO	104 weeks of Total Targeted Cash Compensation

Section 4.02 Severance Benefits - CIC Termination. Each Participant who incurs a CIC Termination shall, subject to the conditions of the Plan, receive the Severance Benefits subject to the conditions of the Plan, as provided in this Section, which benefits shall be paid in accordance with Article V:

Tier Title	Severance Period
Director at M6 or M7	6 weeks of Total Targeted Cash Compensation plus an additional 2 weeks of same for each Year of Service up to a maximum of 52 weeks, but in no event less than 26 weeks.
Vice-President at E1 or above, other than Executive Officers	52 weeks of Total Targeted Cash Compensation

Section 4.03 Severance Benefits - Non-CiC Terminations or CiC Terminations. The following additional provisions apply to Participants who incur either a CIC Termination or a Non-CIC Termination:
(a)     Employee Benefits. Medical (including prescription drug), vision, dental and life insurance coverage for the Participant and his/her dependents, if enrolled at the time of Termination, will continue through the last day of the month in which the Termination occurs. Participating Participants, and if applicable, their dependents may elect under COBRA to continue coverage for a monthly charge under the Company’s medical (including prescription drug), vision and dental plans for a maximum of 18 months beyond the date coverage would otherwise terminate, subject to the provisions of the applicable plans and COBRA. The Company will provide COBRA enrollment information to employees within 45 days following the Termination Date. Employees who wish to continue coverage must return the COBRA enrollment forms within 60 days from receipt of the COBRA notification.
Participants who elect COBRA coverage will be eligible to receive a subsidy to their COBRA payments according to the schedule in the following chart. The subsidy means that the Participant will pay the same premium contribution rate for medical/prescription, vision and dental coverage during the period of the subsidy as active employees pay. Following the expiration of the subsidy, the employee will pay the COBRA rate, which is 102% of the cost of coverage, as long as coverage remains in place.
The COBRA subsidy will terminate upon the earlier of (i) the date the Participant discontinues COBRA coverage or otherwise becomes ineligible for COBRA coverage, or (ii) the date the Participant is eligible to enroll (regardless of whether he actually enrolls) in medical coverage sponsored by a subsequent employer of the Participant.

Employee Level	Weeks of Severance	Maximum Months of COBRA Subsidy
Director at M6 or M7	26-38	6
Director at M6 at M6 or above or Vice-President at E1 or above	39-51	9
Director at M6 at M6 or above or Vice-President at E1 or above	52	12

(b)    Short Term Incentive or Sales Incentive Payment for Period Prior to Termination Date. Short-term incentive or sales incentive compensation for the period prior to the Termination Date shall be calculated and paid in accordance with the terms of the applicable short-term incentive compensation plan.

(c)     Retirement Plans. The provisions of any applicable qualified and/or nonqualified defined contribution or defined benefit plan maintained by the Company pursuant to which an Eligible Employee is eligible to participate, shall control with respect to any recognition of service during the Severance Period and the eligibility for benefits before, during and after the Severance Period.
(d)     Equity. The provisions of any applicable equity incentive plan or equity compensation plan maintained by the Company pursuant to which an Eligible Employee has received an equity grant and the Eligible Employee’s relevant grant agreement shall control with respect to the treatment of the Eligible Employee’s equity grants upon the Eligible Employee’s Termination.
(e)    Outplacement Assistance. The Company at its cost shall provide to the Participant outplacement assistance by a reputable firm specializing in such services. Such assistance shall comply with the requirements of the duration of Treasury Regulation § 1.409A-1(b)(9)(v)(A).
(f)    Any failure to execute a Release within the time period set forth in Section 5.01 will result in the forfeiture of the compensation (if any) contingent upon execution of such Release.
Section 4.04 Voluntary Resignation; Termination for Death or Permanent Disability. If the Eligible Employee’s employment terminates on account of the Eligible Employee’s (a) Voluntary Resignation, (b) death, or (c) Permanent Disability, then the Eligible Employee shall not be entitled to receive Severance Benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company’s applicable equity incentive plans, equity compensation plans, or equity grant agreements; other separation or severance plans, policies, or arrangements; or any other employee health, welfare, retirement or benefit plan.
Section 4.05 Termination for Cause. If the Company terminates the Eligible Employee’s employment for Cause, the Eligible Employee shall not be entitled to receive Severance Benefits under this Plan. Notwithstanding any other provision of the Plan to the contrary, if the Plan Administrator determines that an Eligible Employee engaged in conduct that constitutes Cause at any time prior to the Eligible Employee’s Termination Date, any Severance Benefits payable to the Eligible Employee under Article IV shall immediately cease, and the Eligible Employee shall be required to return any Severance Benefits paid to the Eligible Employee prior to such determination. The Company may withhold paying Severance Benefits under the Plan pending resolution of an inquiry that could lead to a determination that Cause exists.
Section 4.06 Deductions from Severance Benefits. The Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Company by the Eligible Employee or the value of Company property that the Eligible Employee has retained in his possession, e.g., if an employee (a) was overpaid commissions/sales incentive, (b) had a negative PTO balance, (c) retained a company laptop or other property, or (d) used his corporate card for unauthorized personal purchases. To the extent applicable, any such deduction from Severance Benefits shall be made in compliance with section 409A of the Code.
Section 4.07 Repayment of Severance Benefits upon subsequent rehire. Employees rehired by CenturyLink before the expiration of the period covered by their Severance Benefit will be required to repay all or part of the Severance Benefit upon rehire. The repayment percentage is obtained by dividing the number of days remaining in the layoff period (i.e., the total number of days included in the Severance Benefit calculation minus the number of prior days in layoff status) by the total number of days included in the Severance Benefit calculation.  The amount to be repaid is equal to the total Severance Benefit multiplied by the repayment percentage.

ARTICLE V
TIMING AND METHOD OF PAYMENT
AND LIMITATION ON BENEFITS
Section 5.01 Timing and Method of Payment.
(a)    Non-CiC Severance Benefits. Subject to Section 5.02 below, Non-CiC Severance Benefits shall be paid periodically, in prorated installments on a bi-weekly basis in accordance with the Company’s normal payroll cycle, less withholding for all applicable federal, state and local taxes and other applicable withholdings and deductions, over the Participant’s Severance Period. The first installment (including any retroactive installments) shall begin no later than 60 days after the Eligible Employee’s Termination Date, subject to the Eligible Employee’s execution of a Release and, if applicable, the expiration of any revocation period for such Release within such 60‑day period.
(b)    CiC Severance Benefits. Subject to Section 5.02 below, CiC Severance Benefits shall be paid in a single lump sum cash payment, less withholding for all applicable federal, state and local taxes and other applicable withholdings and deductions, no later than 60 days after the Eligible Employee’s Termination Date, subject to the Eligible Employee’s execution of a Release and, if applicable, the expiration of any revocation period for such Release within such 60‑day period.
(c)    General Rules. In the event of the Participant’s death after he becomes entitled for Severance Benefits under the Plan, but prior to full payment of all Severance Benefits due to such Participant, any remaining Severance Benefits due to the Participant under Section 4.01 or 4.02 above shall be paid to the Participant’s estate in a lump sum payment within 60 days following written notification of the Participant’s death. Interest will not be credited on any unpaid Severance Benefit due to a Participant. Payment(s) shall be made by direct deposit or by mailing to the last address provided by the Participant to the Company or such other reasonable method as determined by the Plan Administrator.
(d)     Timing of Payment Rules Applicable to Specified Employees.
(i)    If the Participant is a Specified Employee on the date of the Participant’s Termination and there are benefits provided to the Employee hereunder that are taxable to the Participant, then the value of the aggregate amount of such taxable benefits provided to the Participant during the six month period following the Termination Date shall be limited to (A) the amount specified by section 402(g)(1)(B) of the Code for the year in which the Termination occurred, (B) medical benefits that are allowed to be provided during such time pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(B), (C) any amounts subject to the short-term deferral exception to section 409A of the Code, (D) any amount payable under the involuntary separation from service exception to section 409A of the Code, and (E) other payments to the extent they are covered by an exception to such 6-month delay applicable to Specified Employees, under section 409A of the Code, applicable Treasury Regulations and IRS guidance.
(ii)     To the extent there has been delayed commencement of any portion of the Severance Benefits to which the Participant is entitled under this Plan in order to avoid a prohibited distribution under section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), such portion of the Participant’s Severance Benefit payments shall not be provided to Participant prior to the earlier of (A) the expiration of the six-month period measured from the date of Participant’s Termination or (2) the date of the Participant’s death. Upon the earlier of such dates, all payments deferred pursuant to the Payment

Delay shall be paid in a cash lump sum payment to the Participant, and any remaining payments due under the Plan shall be paid as otherwise provided herein.
(e)    Application of Section 409A of the Code. To the extent that the Company determines that any compensation or benefit payable under the Plan constitutes nonqualified deferred compensation within the meaning of section 409A of the Code, the Plan, with respect to such compensation or benefit, will be construed and interpreted to comply with the requirements of section 409A of the Code or one or more applicable exceptions thereto, in accordance with the statutory provisions of section 409A of the Code and any Treasury Regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary:
(i)    No Guaranty of Tax Liability. In no event does the Company guarantee any particular tax consequences, outcome or tax liability to Eligible Employees. No provision of the Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of section 409A of the Code from an Eligible Employee or any other individual to the Company.
(ii)    Additional Actions Permitted. In the event the Company determines that any compensation or benefit payable hereunder may be subject to section 409A of the Code, the Company (without any obligation to do so or obligation to indemnify any Eligible Employee for any failure to do so) may adopt, without the consent of any Eligible Employee, such amendments to the Plan or take any other actions that the Company in its sole discretion determines are necessary or appropriate for such compensation or benefit to either (a) be exempt from section 409A of the Code or (b) comply with the requirements of section 409A of the Code.
(iii)    Actual Payment Date. Whenever a payment under the Plan specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of the Company, and no Participant shall have any right (directly or indirectly) to determine the year in which such payment is made.
(iv)    Installments. Each installment payment payable hereunder shall be deemed to be a separate payment for purposes of section 409A of the Code.
(v)     Reimbursements. To the extent that any amounts payable hereunder are deemed to be reimbursements and other separation payments under Treasury Regulation §1.409A-1(b)(9)(v), they shall not be deemed to provide for the deferral of compensation governed by section 409A of the Code. If they do constitute deferral of compensation governed by Code Section 409A, they shall be deemed to be reimbursements or in-kind benefits governed by Treasury Regulation § 1.409A-3(i)(1)(iv). If the previous sentence applies, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during the Employee’s taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year, provided that the foregoing shall not be violated by any lifetime or annual limits contained in the Company’s group health plans; (ii) the reimbursement of an eligible expense must be made on or before the last day of the Eligible Employee’s taxable year following the taxable year in which the expense was incurred and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(vi)    Application of the exceptions to section 409A of the Code are additive, that is, the exceptions may be “stacked” and used in combination with other exceptions, including but not limited to the short-term deferral exception and the separation pay exception.

Section 5.03 Limitation on Benefits.
(a)     Notwithstanding anything set forth in the Plan to the contrary, if any payment or benefit, including the Severance Benefits, an Eligible Employee would receive from the Company (“Payment”) would (i) constitute a “parachute payment” within the meaning of section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits (or a cancellation of the acceleration of vesting of stock options or equity awards) constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, such reduction and/or cancellation of acceleration shall occur in the order that provides the maximum economic benefit to the Eligible Employee. In the event that acceleration of vesting of a stock option or equity award is to be reduced, such acceleration of vesting also shall be canceled in the order that provides the maximum economic benefit to the Eligible Employee.
(b)     The Company shall appoint a nationally‑recognized accounting firm with appropriate subject matter expertise to make the determinations required under this Section 5.03.
(c)     The Company shall bear all expenses with respect to the making of the determinations by such accounting firm required to be made under this Section 5.03. The accounting firm engaged to make the determinations under this Section 5.03 shall provide its calculations, together with detailed supporting documentation, to the Company and the Eligible Employee as soon as practicable after the date on which the Eligible Employee’s right to a Payment is triggered (if requested at that time by the Company or the Eligible Employee) or such other time as requested by the Company or the Eligible Employee. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company with an opinion reasonably acceptable to the Eligible Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made under this Section 5.03 shall be final, binding, and conclusive upon the Company and the Eligible Employee.

ARTICLE VI
RESTRICTIVE COVENANTS
Section 6.01 Code of Conduct. Each Eligible Employee shall adhere in all respects to the Company’s ethics and compliance program, Code of Conduct, Employee Handbook and/or other applicable policies, as they may from time to time be established, interpreted, amended or terminated.
Section 6.02 Proprietary Information.
(a)     Each Eligible Employee shall acknowledge that, during the course of his employment, the Eligible Employee has learned or will learn or develop Proprietary Information. Each Eligible Employee shall further acknowledge that unauthorized disclosure or use of such Proprietary Information, other than in discharge of the Eligible Employee’s duties, will cause the Company irreparable harm. Except in the course of his employment with the Company, in pursuit of the business of the Company, or as otherwise required in employment with the Company or by applicable law, each Eligible Employee shall not, during the course of his employment or at any time following termination of his employment, directly or indirectly, disclose, publish, communicate, or use on his behalf or another’s behalf, any Proprietary Information. If during or after his employment, the Eligible Employee has any questions about whether particular information is Proprietary Information, the Eligible Employee shall consult with the Company’s General Counsel or other representative designated by the Company.
(b)     Each Eligible Employee shall also agree to promptly disclose to the Company any information, ideas, or inventions made or conceived by him or her that results from or are suggested by services performed by the Eligible Employee for the Company, and to assign to the Company all rights pertaining to such information, ideas, or inventions. Knowledge or information of any kind disclosed by the Eligible Employee to the Company shall be deemed to have been disclosed without obligation on the part of the Company to hold the same in confidence, and the Company shall have the full right to use and disclose such knowledge and information without compensation to the Eligible Employee.
Section 6.03 Non-Competition.
(a)     During the Eligible Employee’s employment with the Company and during the Non-Compete Period, each Eligible Employee shall agree that he shall not engage in Competitive Employment.
(b)     If an Eligible Employee ceases to be employed by the Company because of the sale, spin-off, divestiture, or other disposition by the Company of a Subsidiary, division, or other divested unit employing the Eligible Employee, this provision shall continue to apply during the Non-Compete Period, except that the Eligible Employee’s continued employment for the Subsidiary, division, or other divested unit disposed of by the Company shall not be deemed a violation of this provision.
Section 6.04 Inducement of Employees, Customers and Others. During an Eligible Employee’s employment with the Company and during the Non-Compete Period, each Eligible Employee shall agree that he will not, directly or indirectly, solicit, induce, or encourage any employee, consultant, agent or customer of the Company or its Subsidiaries or vendors or other parties doing business with the Company or its Subsidiaries, to terminate their employment, agency, or other relationship with the Company or its Subsidiaries or to render services for or transfer business to any Competitor, and each Eligible Employee shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity on behalf of the Competitor.
Section 6.05 No Adverse Actions. During the Non-Compete Period, each Eligible Employee shall not, without the prior written consent of the Company, in any manner, solicit, request, advise, or assist any other person to (a) undertake any action that would be reasonably likely, or is intended, to result in a reorganization, merger, share exchange, transfer of ownership of 50% or more of the outstanding voting securities of the Company, consolidation, or sale or disposition of all or substantially all of the assets of the Company, or (b) seek to control or change the composition of the Board in any material manner.
Section 6.06 Return of Property. Each Eligible Employee shall, upon the Eligible Employee’s Termination Date, return to the Company all property of the Company in the Eligible Employee’s possession, including all notes, reports, sketches, plans, published memoranda, or other documents, whether in hard copy or in electronic form, created, developed, generated, received, or held by the Eligible Employee during the Eligible Employee’s employment, concerning or related to the Company’s business, whether or not containing or relating to Proprietary Information. Each Eligible Employee shall not remove, by e-mail, by removal of computer discs or hard drives, or by other means, any of the above property containing Proprietary

Information, or reproductions or copies thereof, or any apparatus from the Company’s premises without the Company’s written consent.
Section 6.07 Non-Disparagement. Each Eligible Employee shall agree to refrain from making any statements about the Company, its Subsidiaries or their officers or directors that would disparage, or reflect unfavorably upon the image or reputation of the Company, its Subsidiaries or any such officer or director.
Section 6.08 Assistance with Claims.
(a)     Each Eligible Employee shall agree, that, during and after the Eligible Employee’s employment by the Company, the Eligible Employee shall assist the Company, on a reasonable basis, in the defense of any claims or potential claims that may be made or threatened to be made against it in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (“Proceeding”) and shall assist the Company in the prosecution of any claims that may be made by the Company in any Proceeding, to the extent that such claims may relate to the Eligible Employee’s services.
(b)     Each Eligible Employee shall agree, unless precluded by law, to promptly inform the Company if the Eligible Employee is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims.
(c)     Each Eligible Employee shall also agree, unless precluded by law, to promptly inform the Company if the Eligible Employee is asked to assist in any investigation (whether governmental or private) of the Company or its Subsidiaries (or its actions), regardless of whether a lawsuit has then been filed against the Company or its Subsidiaries with respect to such investigation.
Section 6.09 Reasonableness. In the event that any of the provisions of this Article VI should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.
Section 6.10 Equitable Relief.
(a)     Each Eligible Employee shall acknowledge that the restrictions contained in this Article VI are reasonable and necessary to protect the legitimate interests of the Company, its Subsidiaries and its affiliates, that the Company would not have established this Plan in the absence of such restrictions, and that any violation of any provision of this Article VI will result in irreparable injury to the Company. Each Eligible Employee shall represent that his experience and capabilities are such that the restrictions contained in this Article VI will not prevent the Eligible Employee from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. Each Eligible Employee shall further represent and acknowledge that (i) he has been advised by the Company to consult his own legal counsel in respect of this Plan, and (ii) that he has had full opportunity, prior to agreeing to participate in this Plan, to review thoroughly this Plan with his counsel.
(b)     Each Eligible Employee shall agree that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages and without posting a bond or other security, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Article VI, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

(c)     Each Eligible Employee shall also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 10.04.
Section 6.11 Survival of Provisions. The obligations contained in this Article VI shall survive the termination of each Eligible Employee’s employment with the Company and shall be fully enforceable thereafter.
ARTICLE VII
PLAN ADMINISTRATOR
Section 7.01 Authority and Duties. The Company has established this Plan on behalf of Company. The Company is the “Plan Sponsor” and the CenturyLink Employee Benefits Committee (the “EBC”) is the “Plan Administrator” (unless and to the extent that Plan Administrator duties have been otherwise delegated), as those terms are defined under ERISA. In the absence of an EBC, the Company is the Plan Administrator. As Plan Administrator, the EBC shall have primary responsibility for the operation and administration of the Plan, and this responsibility shall be delegated as designated in the Plan or as determined by the EBC. To the extent of such delegation, the delegate shall be a “named fiduciary” of the Plan, as that term is defined in ERISA, and shall have all of the authority, discretion and powers of the Plan Administrator. It shall be the duty of the Plan Administrator to properly administer the Plan. The Plan Administrator shall have the full power, authority and discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein, and to supply omissions. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan.
As set forth in this Section, “administration” of this Plan does not include any decisions to amend or terminate all or any portion of the Plan, which functions are reserved to the Company in its capacity as Plan Sponsor and not in any fiduciary capacity.
Section 7.02 Compensation of the Plan Administrator. The Plan Administrator shall receive no compensation for services as such. However, all reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Company upon proper documentation. The Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of the Plan Administrator’s duties.
Section 7.03 Records, Reporting and Disclosure. The Plan Administrator shall keep a copy of all records relating to the payment of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Plan. All Plan records shall be made available to the Company and to each Eligible Employee for examination during business hours except that an Eligible Employee shall examine only such records as pertain exclusively to the examining Eligible Employee and to the Plan. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the Severance Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable).
Section 7.04 Discretion. Any decisions, actions or interpretations to be made under the Plan by the Plan Administrator shall be made in its sole and absolute discretion, subject to the terms of the Plan and applicable law, and need not be uniformly applied and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties, with respect to denied claims for Severance Benefits. Not in limitation, but in amplification of the foregoing and of the authority conferred upon the Plan Administrator, the Plan Sponsor specifically intends that the Plan Administrator and its duly authorized delegates have the greatest permissible discretion to construe the terms of the Plan and to determine all questions concerning eligibility, participation, and benefits. The decisions by the Plan Administrator or any delegates shall be conclusive and binding, and any interpretation, determination, or other action by them is intended to be subject to the most deferential standard of review. Such standard of review is not to be affected by any real or alleged conflict of interest on the part of the Plan Administrator or its delegates. The EBC delegated its authority and discretion to review and grant or deny initial claims under the Plan to the Director, Human Resources, Policy, and this delegation has been accepted. In addition to the duties and powers described hereunder and elsewhere in this Plan, the Plan Administrator or its delegate is specifically given the discretionary authority and such powers as are necessary for the proper administration of the Plan, including, but not limited to, the following:
to resolve ambiguities or inconsistencies,
to supply omissions and the like,
to make determinations, grants, or denials of the amount, manner, and time of payment of any Benefits under the terms of the Plan, to authorize its agents or delegates to execute or deliver any instrument or make payments on the Plan Administrator’s behalf or with respect to the Plan;
to select and retain counsel, service providers, vendors, employ agents, and provide for such clerical, accounting, actuarial, legal, consulting and/or claims processing services as it deems necessary or desirable to assist the Plan Administrator in the administration of the Plan;
to prepare and distribute, in such manner as the Plan Administrator determines to be appropriate, summary plan descriptions and other information explaining the Plan;
to receive from each Participating Company and from Eligible Employees such information as shall be necessary for the proper administration of the Plan, and to require such information as a condition to receiving benefits under the Plan;
to furnish the Company, upon request, such annual reports with respect to the administration of the Plan as the Plan Administrator deems reasonable and appropriate;
to receive, review and keep on file, as the Plan Administrator deems necessary or appropriate, reports of Plan payments and reports of disbursements for expenses; andd in general to decide and /or settle questions and disputes,
and all such authorizations, interpretations, determinations, decisions and settlements shall be final and binding for purposes of the Plan.

ARTICLE VIII
AMENDMENT, SUSPENSION AND TERMINATION
Section 8.01 Amendment, Suspension and Termination.
(a)     In General. Except as otherwise provided in this Article VIII, the Plan may be amended, suspended or terminated, without prior notice, in whole or in part at any time, with future or with retroactive effect, by a writing approved by Board of Directors and signed on behalf of the Company by an authorized officer. The Plan may also be amended in writing by the CenturyLink Plan Design Committee. Amendment or termination of the Plan with respect to any Subsidiary of the Company shall not affect the rights of any Eligible Employee to any Plan benefit to which such Eligible Employee may have become irrevocably entitled under the Plan prior to the date such amendment or termination is adopted. On termination of the Plan, all rights to benefits end unless an Eligible Employee already has become entitled to such benefits. The CenturyLink Plan Design Committee or the Vice President of Human Resources with responsibility for benefits, or their respective designee, have the authority to amend Exhibit C, “List of Participating Companies,” at any time and from time to time, including but not limited to, adding an entity as a Participating Company as such participation is approved by the CenturyLink Plan Design Committee.
(b)     Subsequent Amendments. Any amendment, suspension or termination that adversely affects an Eligible Employee’s benefits and/or rights under the Plan shall not apply to an Eligible Employee covered under the Plan prior to the One Year Anniversary of the Closing of the CenturyLink - Qwest Transaction, if the amendment, suspension or termination is made without the Eligible Employee’s written consent (and before all payments and benefits hereunder are paid), except as may be otherwise required to comply with changes in applicable laws or regulations.
(c)     Prospective Operation of Amendments. Any amendment, suspension or termination shall operate prospectively only and shall not impair an Eligible Employee’s right to retain any amount paid to him/her prior to the date of the amendment, suspension or termination (except as expressly provided herein) or cause the cessation of Severance Benefits after an Eligible Employee has executed a Release as required under Article III.
Section 8.02 Continuation of Plan. Subject to Section 8.01, the Plan shall continue and shall be binding on the Company and its successors until the Company and/or its successors have fully performed all of the Company’s obligations under the Plan with respect to all Eligible Employees covered under the Plan as of the Effective Date.

ARTICLE IX
CLAIMS PROCEDURES
Section 9.01 Claims. The Plan Administrator, in its sole discretion, shall determine eligibility for Severance Benefits and the amount of Severance Benefits, as well as the administration of Severance Benefits, in accordance with the terms of this Plan. An Eligible Employee or his beneficiary, as applicable (the “claimant”) may contest such determinations by completing and filing with the Plan Administrator a written request for review in the manner specified by the Plan Administrator within 90 days following the Eligible Employee’s Termination Date. Each such application must be supported by such information as the Plan Administrator deems relevant and appropriate. The claimant may not bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims and appeals procedures described in this Article IX are exhausted and a final determination has been made by the Plan Administrator or its delegate. If the claimant challenges a decision by the Plan Administrator or its delegate, any review by a court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth in this Article IX. Facts and evidence that become known to the claimant after such individual has exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration. Issues not raised with the Plan Administrator will be deemed waived.
Section 9.02 Initial Claim. In the event that any claim under Section 9.01 is denied in whole or in part, the claimant whose claim has been so denied shall be notified of such denial in writing by the Plan Administrator, or its delegate, within 90 days after the receipt of the claim for benefits. This period may be extended an additional 90 days if the Plan Administrator, or its delegate, determines such extension is necessary and the Plan Administrator, or its delegate , provides notice of the extension to the claimant prior to the end of the initial 90-day period. The notice advising of the denial shall: (i) specify the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and (iv) describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.
Section 9.03 Appeals of Denied Administrative Claims. All appeals of denied claims shall be made by the following procedure:
(a)     A claimant whose claim has been denied shall file with the Plan Administrator a written notice of appeal of the denial. Such notice shall be filed within 60 calendar days of receipt of notification by the Plan Administrator of the denial of a claim, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.
(b)     The Plan Administrator shall consider the merits of the claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Plan Administrator shall deem relevant.
(c)     The Plan Administrator shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefore. The determination shall be made to the claimant within 60 days of the claimant’s request for review, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. In such case, the Plan Administrator shall notify the claimant of the need for an extension of time to render its decision prior to the end of the initial 60-day period, and the Plan Administrator shall have an additional 60-day period to make its determination. The determination so rendered shall be binding upon all parties. If the determination is adverse to the claimant, the notice shall: (i) provide the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) state that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to a the claimant’s claim for benefits, and (iv) state that the claimant has the right to bring a civil action under section 502(a) of ERISA.
Section 9.04 Deadline to Bring a Plan Claim, Arbitration or Civil Suit.
(a) Claims regarding any Benefit under the Plan must be submitted in writing within six (6) months of the earlier of:

(i) the date a claimant has reason to believe that the Plan has not been properly administered or
(ii) the date that a claimant did not receive a Plan benefit to which he believes he was entitled.

(b) Plan claims and appeals procedures as explained, above must be completely and timely exhausted by a claimant/Participant. A civil lawsuit, arbitration or other proceeding must be filed not later than one (1) year after the exhaustion of these internal Plan remedies as described in this Article IX.

ARTICLE X
MISCELLANEOUS
Section 10.01 Waiver of Jury Trial.
(a)     The Company waives and each Employee upon becoming an Eligible Employee in the Plan shall waive his, her or its right to a jury trial in any court action arising under the Plan or otherwise and whether made by claim, counter-claim, third-party claim or otherwise.
(b)     If for any reason the jury waiver is held to be unenforceable, but only in that event, the Eligible Employee and the Company agree to binding arbitration for any dispute arising out of this Plan or any claim arising under any federal, state or local statutes, laws or regulations, pursuant to the arbitration terms set forth on attached Exhibit B.
(c)     The agreement of the Eligible Employee to waive his right to a jury trial will be binding on his beneficiaries or assigns and will survive the termination of this Plan.
Section 10.02 Forum Selection. Any court proceeding brought by an Eligible Employee or the Company must be brought, as appropriate, in a Colorado state court located in Denver, Colorado, or in the United States District Court in Denver, Colorado. Each party agrees to personal jurisdiction in either court.
Section 10.03 Non-Alienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Eligible Employee shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he may expect to receive, continently or otherwise, under this Plan, except for the designation of a beneficiary.
Section 10.04 Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of the Eligible Employee, mailed notices shall be addressed to him or her at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Plan Administrator.
Section 10.05 No Mitigation. Eligible Employees shall not be required to mitigate the amount of any Severance Benefit provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any Severance Benefit provided for herein be reduced by any compensation earned by other employment or otherwise, except if the Eligible Employee is re-employed by the Company, in which case Severance Benefits shall cease.
Section 10.06 No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee or any person whosoever, the right to be retained in the service of the Company, and all Eligible Employees shall remain at-will employees, subject to discharge to the same extent as if the Plan had never been adopted.
Section 10.07 Severability of Provisions. Except to the extent provided in Section 6.09, if any provision of this Plan shall be held invalid, illegal or unenforceable by a court of competent jurisdiction, as to such jurisdiction that provision shall be limited (“blue penciled”) to the minimum extent necessary so that this Plan shall otherwise remain enforceable in full force and effect. To the extent such provision cannot be so modified, the offending provision shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement.
Section 10.08 Unfunded Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of Severance Benefits. Payments of Severance Benefits under the Plan shall be paid from the Company’s general assets, in accordance with the terms of the Plan.
Section 10.09 Payments to Incompetent Persons. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefore shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Plan Administrator and all other parties with respect thereto.
Section 10.10 Lost Payees. A benefit shall be deemed forfeited if the Committee is unable to locate an Eligible Employee to whom a Severance Benefit is due. Such Severance Benefit shall be reinstated if application is made by the Eligible Employee for the forfeited Severance Benefit while this Plan is in operation.
Section 10.11 Controlling Law. This Plan shall be construed and enforced according to the laws of the State of Colorado to the extent not superseded by Federal law.
Executed this __ day of August, 2014.
CENTURYLINK, INC.

By: ___________________________
Scott A. Trezise, Chair, CenturyLink Plan Design Committee
Title:     Executive. Vice President, Human Resources

EXHIBIT A
Form of Release Agreement
subject to change by the Plan Administrator from time to time
CONFIDENTIAL SEPARATION AGREEMENT
AND RELEASE IN FULL OF ALL CLAIMS
For Employees Age 40 or Over
Employee Name:
Employee ID:
Work City, State:
Notice to Employee: You should discuss this Confidential Separation Agreement with an attorney prior to signing it. In any event, you should thoroughly review and understand the effect of this document before acting upon it. Therefore, please take this Confidential Separation Agreement home and carefully consider it before you decide whether to sign it. You have 45 calendar days from the date of receipt of this Confidential Separation Agreement in which to decide whether to sign and return it.
Capitalized words and phrases used in this document but not defined in this document will be as defined in the CenturyLink Executive Severance Plan (the “Plan”).
This Confidential Separation Agreement and Release in Full of All Claims (“Agreement”) is made by and between
<Name> (hereinafter referred to as “Employee”)
AND
CenturyLink, including for the purposes of this Agreement, its parent, affiliates (including, without limitation, EMBARQ Corporation and its subsidiary and affiliate companies), subsidiaries, predecessors, successors, assigns, management companies or any related or parent organizations or entities of which it is or becomes a part, as well as the foregoing entities’ respective shareholders, officers, directors, employees, agents, employee benefit plans, successors and assigns (collectively, “Employer”).
1.    Intent to Resolve all Claims. In connection with Employee’s separation and termination of employment with Employer at the close of business on <LDW>, Employer and Employee desire to settle and compromise fully and finally all differences between them, including, but not limited to, all claims Employee has or might have asserted against Employer arising out of the employment with Employer or termination of that employment.
2.    Severance Pay. Employee is entitled to Severance Benefits Payment in accordance with the terms of the Plan, provided all the following have occurred: (1) Employee’s employment has Terminated, (2) Employee has signed this Agreement on or after his/her last day of work and has returned it to Employer at the address provided in the notification letter, (3) the revocation period described in paragraph 20 has expired and Employee has not revoked the Agreement, and (4) Employee has complied in full with the terms of this Agreement, including but not limited to paragraphs 9 and 10. Employer agrees to pay Employee the gross sum of $<Amount> less withholdings, as severance pay, 60 days after the Employees separation from employment, in accordance with the terms of the Plan. In addition, Employee is entitled to outplacement assistance in accordance with Section 4.03 of the Plan.
3.    Payment in Full of All Compensation and Benefits. Employee hereby expressly acknowledges and agrees that (a) Employee has been paid for all work performed and (b) Employee is not entitled to any additional payment of wages (including overtime), compensation, leave, or benefit of any kind from Employer as of the date of separation, except for accrued and unpaid PTO, applicable prorated bonus program payment, if eligible, and additional severance pay payable under the terms of this Agreement. Payments for accrued and unpaid PTO, applicable prorated bonus and severance payments will be made per the provisions described in the separation package that was provided to Employee.
4.    Termination of Group Health Insurance/Continuation Coverage. Subject to applicable laws, Employee and dependent group health (medical, prescription, dental and vision) insurance coverage, if any, will end on <Benefit End Date>. Employer will provide, in accordance with applicable laws and plan documents, notice of any rights to continue, convert, or obtain (a) replacement health coverage at Employee’s own expense, and (b) replacement coverage for any disability and life insurance coverage in effect prior to Employee’s separation from employment. Employer will provide Employee, if eligible, the COBRA subsidy under Section 4.03 of the Plan.
5.    Full and Complete Waiver and Release. Employee hereby accepts Employer’s payment of Severance Benefits in accordance with the requirements of Article V of the Plan and promises in this Agreement in full settlement and satisfaction of all grievances, claims, actions and lawsuits of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past, present or future, in any way related to or arising from the employment relationship between Employer and Employee or the termination of that relationship, which Employee has or might have asserted against Employer in the future.
Employee releases, acquits, and forever discharges Employer, and each of its individual directors, officers, employees, agents and insurers, and their successors, and all other persons who might be claimed to be liable, to the fullest extent allowed by law, of and from any and all grievances, claims, actions and lawsuits arising out of or related to Employee’s employment with Employer or the termination of that employment, other than as expressly excepted in paragraph 6. Although (as noted in paragraph 6) this Agreement does not limit Employee’s right to file a charge with an administrative agency or participate in an agency investigation, Employee waives the right to recover money in connection with any charge or investigation by any agency, regardless of whether Employee or someone else initiated that charge or investigation. Employee hereby assigns to Employer all rights to such compensation, if any, in consideration of the payments received under this Agreement.
This release includes to the fullest extent allowed by law, but is not limited to, any and all claims, grievances, actions or lawsuits in any forum, which have been, might have been, or in the future might be asserted by Employee and/or on behalf of Employee, under local, state and federal laws, administrative regulations, Executive Orders, and wage payment or equal employment opportunity legislation such as Title VII of the Civil Rights Act of 1964; the Sarbanes-Oxley Act of 2002 (15 USC § 78d-3); the Civil Rights Acts of 1866, 1870, 1871, and 1991; 42 U.S.C. § 1981, the Age Discrimination in Employment Act; the Family and Medical Leave Act; the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Labor Management Relations Act; the National Labor Relations Act; the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification (WARN) Act, 23 U.S.C. § 2101, including WARN Act claims that may arise after the date on which this Agreement became effective, and Executive Order 11246, all as amended. This release also includes, to the fullest extent allowed by law, any and all state or common-law claims, including whistleblower, retaliation, tort and wrongful discharge claims; contract claims, including express or implied contract and breach of the covenant of good faith and fair dealing; and claims for attorneys’ fees.
6.    Exceptions to the Release. Notwithstanding any other provisions of this Agreement, nothing in this Agreement will waive, release, modify, or otherwise affect any of Employee’s accrued and vested rights under existing pension and profit-sharing plans, such as claims for vested benefits, or under state workers’ compensation and unemployment laws. This Agreement is not intended to change or modify any provision of any benefit plan governed by ERISA. With the exception of claims under the WARN Act, this Agreement does not govern claims or rights based on events that may occur after the date of this Agreement. Also excluded from this Agreement is your right to file a charge with an administrative agency, participate in an agency investigation and to file an unfair labor practice charge. You are, however, waiving all rights to recover money in connection with any such charge, investigation or related lawsuit.
7.    No Pending Claims. Employee represents that no complaints, grievances, or claims related to Employee’s employment with Employer or termination of that employment that are pending or filed against Employer, including any such grievances, claims, or charges filed or pending with any local, state, or federal agency or court as of the date this Agreement was signed
8.    No Admission of Liability. Nothing in this Agreement shall be interpreted as an admission of liability as to any of the complaints, claims, or lawsuits that it releases. Employer and each of its individual directors, officers, employees, agents and insurers, and their successors, individually and collectively, expressly deny any such liability.
9.    Agreement to be Bound by Restrictive Covenants in Executive Severance Plan. Employee agrees to abide by all Restrictive Covenants and promises set forth in Sections 6.01 (Code of Conduct), 6.02 (Proprietary Information), 6.03 (Non-Competition), 6.04 (Inducement of Employees, Customers and Others), 6.05 (No Adverse Actions), 6.06 (Return of Property), 6.07 (Non-Disparagement) and 6.08 (Assistance with Claims) of the Plan, the terms of which are incorporated herein by reference. Employee acknowledges that he has received a copy of the Plan and has read and understands Sections 6.01 through 6.08 of the Plan. Employee understands that if Employee breaches the provisions of Sections 6.01 through 6.08, Employer is entitled to recover the relief specified in Section 6.10 of the Plan, including any and all damages caused by such breach.
10.    Confidentiality of Agreement. With the exception of necessary communications to taxing authorities, accountants, and attorneys; communications to immediate family members who reside with Employee; and any communications required by law, Employee agrees and covenants that the terms, amounts, and fact of this Agreement shall be kept strictly confidential. Employee further agrees not in any way (directly or indirectly) to communicate or disclose, or participate in the communication or disclosure, of any of that information to others (except as may be necessary to enforce the rights contained in this Agreement in an appropriate legal proceeding); including any of Employer’s past, present, or future employees or customers, and further agrees and covenants that the same restrictions shall apply with respect to representatives of the media.
11.    Property of Employee and Employer. Employee has possession of all of Employee’s personal property that was on Employer’s premises.
12.    Repayment Requirements - Employees rehired by CenturyLink before the expiration of the period covered by their separation allowance will be required to repay all or part of the allowance. The repayment amount will be determined by subtracting the number of days in layoff status from the separation allowance applicable to the number of days included in the separation allowance calculation. The difference is the amount to be repaid.
13.    Choice of Venue, Jury Trial and Class Action Damage Waiver. Venue for litigating any claims under this Agreement is proper in the court for the Federal District Court for Colorado, and Employee expressly consents to the jurisdiction of such court. Employee expressly waives and relinquishes the right to a trial before a jury in any action, brought in any court, concerning this Agreement or any other claim against Employer. Employee also expressly waives the right to collect money damages in any class or collective action against Employer.
14.    Severability. To the extent that any provisions in this Agreement are deemed illegal and/or unenforceable, the parties agree that this Agreement shall be interpreted so that all other obligations and protections established by it are enforceable.
15.    Controlling Law. Except as governed by federal law, this Agreement will be governed by the laws of [ Colorado or the state where Employee last worked for Employer ].
16.    Final, Binding and Entire Agreement. This Agreement contains the entire agreement and understanding between the parties related to its subject matter, and supersedes and replaces all prior negotiations and understandings, written or oral, express or implied, concerning that subject matter. This Agreement may be amended only by a written document signed by the parties which specifically states that it was intended as an amendment.
17.    Acknowledgements. You acknowledge and agree that the severance pay described in paragraph 2 of this Agreement is in addition to whatever you already are entitled to receive apart from this Agreement. You also acknowledge that Employer provided to you, as Exhibit B to the “Waiver of Rights or Claims” letter, a list setting forth: the class, unit or group of individuals covered by this separation or exit incentive program; any eligibility factors for such program; the job titles and ages of all individuals in the same decisional unit eligible or selected for the program; and the ages of all individuals in the same job classification or decisional unit who were not eligible or selected for the program.
18.    WARN. If Employer paid any payments under WARN, Employee agrees and acknowledges that the method used to determine the rate of pay and benefits is reasonable and fairly compensates Employee for the sixty‑day WARN Act period. In addition, Employee agrees and acknowledges that the separation pay is a voluntary and unconditional payment from Employer, which Employer is not legally obliged to provide unless you sign this Agreement, and such pay is sufficient and adequate consideration for your release of any WARN Act claims that you may have either now or in the future as a result of your termination of employment.

19.     Consideration and Revocation Periods. Employee hereby acknowledges having been allowed at least forty-five (45) days to consider this Agreement and that if the Agreement is signed sooner, such decision is entirely voluntary. Employee has been advised in writing by Employer to consult an attorney prior to signing this Agreement and to ask the attorney to review and explain this Agreement. Employee has thoroughly reviewed this Agreement and understands this Agreement and the effect of it. Employee understands that Employee may revoke this Agreement for a period of seven (7) days after signing it, and that the Agreement will not become effective or enforceable until the seven-day period has expired without such revocation.

LEGAL NAME (For Employee Use Only) Employee Signature Employee Name (Printed) Date of Signature	For ORGANIZATION NAME (For HR Use Only) Human Resource Signature Human Resource Title Date of Signature

EXHIBIT B
Arbitration Provision
Any arbitration will be held in the Monroe, Louisiana area (or such other location as may be mutually agreed upon by the Company and the Eligible Employee) and be subject to the Governing Law provision of this Plan and in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, 9 U.S.C. § 1, et seq., before a panel of three arbitrators, two of whom shall be selected by the Company and the Eligible Employee, respectively, and the third of whom shall be selected by the other two arbitrators. Discovery in the arbitration will be governed by the Local Rules applicable in the United States District Court for the Western District of Louisiana. Any award entered by the arbitrators shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Plan or to award a remedy for a dispute involving this Plan other than a benefit specifically provided under or by virtue of the Plan. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association and the arbitrators.

CenturyLink Executive Severance Plan
As Amended and Restated Effective July 1, 2014
EXHIBIT C

List of Participating Companies
CenturyLink, Inc. and its Subsidiaries and affiliates as of November 15, 2013 (including subsidiaries and affiliates of Embarq Corporation, Qwest Communications International, Inc. and Savvis, Inc.), with the exception of:
► CenturyLink Marketing Solutions, LLC.
                ►Tier 3, Inc., a subsidiary of Savvis, Inc., which shall become a Participating Company in the Plan as follows:
• Solely with respect to employees hired by it on or after November 18, 2013, Tier 3 shall be a Participating Company as of November 18, 2013.
• With respect to all employees who were employees of Tier 3 as of November 18, 2013, Tier 3 shall become a Participating Company effective November 18, 2016.

The CenturyLink Plan Design Committee or the Vice President of Human Resources with responsibility for benefits, or their respective designee, have the authority to amend Exhibit C at any time and from time to time, including but not limited to, adding an entity as a Participating Company as such participation is approved by the CenturyLink Plan Design Committee.